Exhibit 99.1

ProBility Media Corp Achieves Pink Current Status on OTC Markets

Company to Announce Q1 Financials on or Before October 15, 2021

COCONUT CREEK, Fla., Sept. 30, 2021 /PRNewswire/ - ProBility Media Corp. (“ProBility” or the “Company”) (OTCPK: PBYA), an education company building the first online full-service training and career advancement brand for the skilled trades, today has achieved pink current status with OTC Markets.

“We are proud that the Company has achieved another milestone on our rebuild. The process of achieving pink current status has been a long time coming since we filed our annual financials for our May 31 year end.” Stated Noah Davis, President of ProBility. “Our plans for the company are a lot greater then where we are at now, but this is a long process, and this was one of the boxes we had to check along the way.”

“The team at ProBility continues to focus on its mission of building a leading vocational training and career advancement company. Companies are continuing to increase their investment in their employees compliance and growth through a steady stream of training following a long standstill by these organizations during the past 12 – 15 months.” Stated Dana Jackson, Chief Operating Officer at ProBility.

The Company plans to announce its First Quarter financial results which will include those of Upstryve Inc., our wholly-owned subsidiary on or before October 15, 2021 in continued compliance with OTC Markets.

About Upstryve Inc.

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. Its platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. Its instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE ProBility Media Corp.

Related Links

http://www.ProBilityMedia.com